EXHIBIT 10.38

MAXWELL TECHNOLOGIES, INC.

2005 OMNIBUS EQUITY INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK AWARD

AND RESTRICTED STOCK AGREEMENT

«First» «Last»

«Address»

Dear «First»:

You have been granted an award of shares of common stock of Maxwell Technologies, Inc. (the “Company”) constituting a Restricted Stock award under the Maxwell Technologies, Inc. 2005 Omnibus Equity Incentive Plan (the “Plan”) with the following terms and conditions:

Grant Date:	«Grant_Date»
Number of Restricted Shares:	(such shares, the “Restricted Shares”)
Vesting Schedule:	Provided your service as an employee or Director continues through the applicable Vesting Date (as further described below), you will vest in the Restricted Shares as follows:
	Number of Restricted Shares	Vesting Date
	25% of Restricted Shares	1st anniversary of Grant Date
	25% of Restricted Shares	2nd anniversary of Grant Date
	25% of Restricted Shares	3rd anniversary of Grant Date
	25% of Restricted Shares	4th anniversary of Grant Date

Except as set forth in the following sentence, if your service as an employee or Director terminates prior to the fourth anniversary of the Grant Date, you will forfeit all then-unvested Restricted Shares immediately upon your last day of service. However, if your service terminates prior to a Vesting Date as a result of your death or Disability, your then-unvested Restricted Shares will become fully vested on your last day of service. In the event of a Disability that results in termination of your service, the Company may require you to submit such medical evidence or to undergo a medical examination by a doctor selected by the Company as the Company determines is necessary in order to make a determination hereunder.

If your service as an employee or Director continues until immediately prior to the closing of a Change of Control, as defined in Section 2.f. of the Plan, your then-unvested Restricted Shares will become fully vested as of immediately prior to the effective time of such transaction.

Upon any other termination of service as an employee or Director prior to the Vesting Date for any Restricted Shares, you will forfeit such unvested Restricted Shares.

Withholding Taxes:	You are responsible for all applicable federal, state, local and foreign taxes incurred as a result of issuance, vesting and/or sale of these Restricted Shares including without limitation any income and employment withholding taxes. At its discretion, the Company may satisfy its withholding obligations by any of the following means (a) causing you to tender a cash payment or surrender other shares that you previously acquired; (b) taking payment from the proceeds of the sale of Restricted Shares through a Company-approved broker; (c) withholding Restricted Shares that otherwise would be delivered to you from escrow when the shares vest, provided that no shares are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (d) withholding cash from other compensation payable to you.

Escrow of Certificates:	Your Restricted Shares will be held in escrow by the Company, as escrow agent. The Company will give you a receipt for the shares held in escrow that will state that the Company holds such shares in escrow for your account, subject to the terms of this award, and you will give the Company a stock power for such shares duly endorsed in blank which will be used in the event such shares are forfeited in whole or in part. As soon as practicable after the applicable vesting date, the Restricted Shares will cease to be held in escrow, and certificate(s) for such number of shares will be delivered to you or, in the case of your death, to your estate.

Transferability of Restricted Shares:	You may not sell, transfer or otherwise alienate or hypothecate any of your Restricted Shares until they are vested. In addition, by accepting this award, you agree not to sell any shares acquired under this award at a time when applicable laws, Company policies (including, without limitation, the Company’s insider trading policy) or an agreement between the Company and its underwriters prohibit a sale.

Voting and Dividends:	While the Restricted Shares are subject to forfeiture, you may exercise full voting rights and will receive all dividends and other distributions paid with respect to the Restricted Shares, in each case so long as the applicable record date occurs before you forfeit such shares. If, however, any such dividends or distributions are paid in shares, such shares will be subject to the same risk of forfeiture, restrictions on transferability and other terms of this award as are the Restricted Shares with respect to which they were paid.

Transferability of Award:	You may not transfer or assign this award for any reason, other than under your will or as required by intestate laws, or pursuant to a beneficiary designation filed with the secretary of the Company prior to the date of your death on the form provided by the Company for this purpose. Any attempted transfer or assignment in violation of this provision will be null and void.

Retention Rights:	This Restricted Stock award does not give you the right to be retained by the Company or any of its Affiliates in any capacity. The Company and its Affiliates reserve the right to terminate your service at any time, with or without cause.

Amendment:	This Restricted Stock award may be amended only by written consent of the Company and the recipient, unless the amendment is not to the detriment of the recipient.

Counterparts:	This Restricted Stock award may be executed in counterparts.

Governing Law:	The provisions of Section 17.f. of the Plan apply to this Restricted Stock award.

This Restricted Stock award is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding your award and definitions of capitalized terms used and not defined in this award can be found in the Plan.

By signing below and accepting this Restricted Stock award, you agree to all of the terms and conditions described herein and in the Plan. You also acknowledge receipt of the Plan.

Authorized Officer	«First» «Last»

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